Filed pursuant to Rule 424(b)3
                                                  Registration No. 33-31148

                                   TEXACO INC.


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                             INVESTOR SERVICES PLAN

          The Investor Services Plan ("Plan") of Texaco Inc. ("Texaco" or "Company") provides individual investors with a variety of services, including
(l) automatic reinvestment of dividends paid on shares of Texaco Inc. Common Stock ("Common Stock"), (2) a means of making optional cash investments in Common Stock of up to $120,000 per annum, (3) a free custodial service for depositing Common Stock certificates with the Plan custodian for safekeeping,
(4) a means of purchasing shares of Common Stock for others as gifts, and (5) the ability to sell shares of Common Stock through the Plan.

      The price of shares of Common Stock purchased under the Plan will be either (a) if purchased on the open market or by negotiated transaction, the average cost of all shares purchased by the Custodian in relation to the applicable investment date, or (b) if purchased from the Company, the average of the high and low sales prices of the shares of Common Stock in relation to the applicable investment date, as reported on the New York Stock Exchange Consolidated Tape. The closing price of the Common Stock on January 21, 1998, as shown on the New York Stock Exchange Consolidated Tape, was $54.00 per share. This prospectus relates to 12,000,000 shares of Common Stock, of which approximately 10,654,408 shares have been issued prior to the date hereof under Registration Statement No. 33-31148, of which this Prospectus is a part. The per share price and number of shares of Texaco Common Stock reflect a two-for-one stock split, effective September 29, 1997.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January 22, 1998

                             WHERE YOU CAN FIND MORE

                                   INFORMATION

           Texaco files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information filed by Texaco at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Texaco's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov". Such material should also be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      Texaco will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Investor Services, Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650 (Telephone: (914) 253-4000 or (800) 283-9785).

                         ADVANTAGES AND FEATURES OF THE

                             INVESTOR SERVICES PLAN

      Some of the advantages and features of the Plan which are described in this Prospectus are:

      o  Participants   may   acquire   additional   shares  of   Common   Stock
         automatically by reinvesting their cash dividends in additional shares of Common Stock.

      o Participants may make optional cash purchases of additional shares of Common Stock via check or preauthorized debit from their bank account.

      o Persons not presently owning shares of Common Stock may become participants by making an initial cash investment for the purchase of Common Stock of not less than the amount specified in the application and not more than $120,000.

      o Dividends are calculated on all full and fractional shares of Common Stock in the Plan.

      o Participants may deposit their Common Stock certificates, at no cost, with the Custodian for safekeeping.

      o Participants may direct the Company to transfer, at no cost, all or a portion of their shares of Common Stock in the Plan.

      o  Participants may purchase shares of Common Stock for family members and
         others  by  making  cash   investments  on  their  behalf  and  receive
         attractive gift certificates for presentation to the recipients.

      o  Participants may sell Plan shares through the Plan.

      o Personal recordkeeping is simplified by the Company's issuance of statements indicating account activity.

                              TERMS AND CONDITIONS
Plan Administration

      The Company, through its Investor Relations and Shareholder Services Department, administers the Plan, keeps records, sends statements of account activity to participants and performs clerical and ministerial duties related to the Plan. Chase Manhattan Bank, as the current Plan Custodian ("Custodian"), purchases, sells and holds all shares of Common Stock acquired under the Plan.

      All inquiries and instructions concerning the Plan should be directed to:

      Texaco Inc.
      Investor Services Department
      2000 Westchester Avenue
      White Plains, New York 10650
      Telephone: (800) 283-9785
      Telefax: (914) 253-6286
      E-mail: invest@texaco.com

      Please include in all correspondence your shareholder account number, taxpayer identification number (social security number) and daytime telephone number where you may be contacted during normal working hours to facilitate a prompt response.

Plan Enrollment

      If you are currently a shareholder of record, you may enroll in the Plan at any time by completing and returning an enrollment form. Requests for such forms should be directed to the Company, either by telephone or in writing, or may be obtained from our web site: http://www.texaco.com

      If you are not a shareholder of record, you may join the Plan by completing and returning an enrollment form together with an initial payment of not less than the amount specified in the form and not more than $120,000, which will be used to purchase Common Stock for your account.

          Your initial investment will be invested in Common Stock on the next Investment Date, as hereinafter defined ("Investment Date"), provided that it is received by the Custodian at least two business days prior to such Investment Date. Purchases of Common Stock for your account are made as soon as practicable after receipt of your initial investment, and in no event later than 30 days after receipt. For months in which a dividend is paid, the dividend payment date is an Investment Date. Other Investment Dates during any month shall be determined solely at the discretion of the Custodian, although it has been the practice of the Custodian to make purchases on behalf of Plan participants three times during each month, usually around the 10th, 20th and last business day of the month. The Company has no reason to believe that the Custodian intends to change this practice.

      Enrollment forms with initial investments must be received by the Custodian at least two business days prior to the Investment Date and are subject to review by the Company. Interest is not paid on any payments received, and they do not earn dividends prior to their investment. Therefore, it is to your benefit to mail the payments so that they are received shortly, but not less than two business days, before an Investment Date.

      All initial investments must be made by check for U.S. dollars, drawn on a U.S. bank and payable to "Texaco Inc." and are subject to collection by the Company for the full face value in U.S. funds. Within 30 days after completion of your initial investment, Texaco will mail to you a statement notifying you of the establishment of your account and setting forth the details of such investment. Receipt of such statement serves as notification of your enrollment in the Plan.

Optional Cash Payments

      Once you are enrolled in the Plan, you may make additional share purchases using the Plan's optional cash payment features. The only restrictions that apply to making these investments are that they be made in amounts of not less than $50 per transaction nor more than $120,000 per annum, inclusive of your initial investment. Texaco cannot waive these restrictions.

      The Custodian will invest your payment on the next Investment Date, provided it is received at least two business days prior to that Investment Date. The Custodian will commingle your payment with those of other participants and apply them to the purchase of additional shares of Common Stock, which it will hold as custodian.

Preauthorized Debit

      You may instruct us to automatically invest a specified amount, but not less than $50, monthly or quarterly by deducting directly from a U.S. bank account by completing a Preauthorized Debit Authorization Form and mailing it to the Company. Funds will be transferred from your bank account two business days prior to the Investment Date (usually around the 10th of the month). Termination or any change of Preauthorized Debit instructions must be made in writing or by fax at least two weeks prior to the next Investment Date.

      As is the case with initial investments, Texaco will not pay interest on any optional cash payments received and held for investment under the Plan and payments do not earn dividends prior to their investment. Therefore, it is to your benefit to mail an optional cash payment so that it is received by the Custodian shortly, but not less than two business days, before an Investment Date.

Refunds of Initial Investments and Optional Cash Payments

      Upon written request, the Company will refund your initial investment or any optional cash payment, provided your request is received by the Company at least two business days prior to the next Investment Date. Refunds will be made within three weeks.

Dividend Reinvestment Options

      You may elect to reinvest either all or none of your dividends.

      If you participate in the Plan's dividend reinvestment option, reinvestment will commence with the first dividend payable after the dividend Record Date following your enrollment. Dividend Record Dates are publicly announced by the Company.

      On each applicable Investment Date, Texaco will promptly, after deducting withholding taxes, if any, commingle and pay over to the Custodian all cash dividends payable on shares held by the Custodian for all participants who are reinvesting their dividends in the Plan. The Custodian will apply the dividends to the purchase of shares of Common Stock, which it will hold as custodian. Texaco will credit the proportionate number of shares (computed to four decimal places) purchased by the Custodian to each participant's account.

Direct Deposit

      If you elect to receive your dividends by check, you can have them deposited directly into your bank account by completing a Direct Deposit Authorization Form and mailing it to the Company. Termination or any change of Direct Deposit instructions must be made in writing or by fax prior to the Record Date for the next dividend.

Purchase of Shares

      The Custodian may purchase shares for the Plan from the Company, to the extent the Company makes such shares available, from any securities exchange where Common Stock is traded, in the over-the-counter market, or by negotiated transactions, and may make such purchases on such terms as to price, delivery and otherwise, as the Custodian may determine. The Company may not change its determination that Common Stock will be purchased for participants by the Custodian directly from the Company or on the open market more than once every three months. Furthermore, the Company will not exercise such right absent a determination by its Board of Directors or Chief Financial Officer that the Company has a need to raise additional capital or there is another valid reason for the change.

      The Custodian may commingle each participant's funds with those of other participants for the purpose of executing purchases and may offset purchases of shares against sales of shares to be made for participants under the Plan with respect to the same Investment Date. Neither Texaco nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when or prices at which the Custodian may purchase Common Stock for the Plan, the amounts of shares to be purchased or the selection of a broker-dealer through which purchases for the Plan may be executed.

      The price that you will pay for any shares purchased will be either (a) if purchased on the open market or by negotiated transaction, the average cost of all shares purchased by the Custodian in relation to the applicable Investment Date, which cost includes brokerage commissions of approximately $.04 per share, or (b) if the shares are purchased from the Company, the average of the high and low sales prices of the shares of Common Stock in relation to the applicable Investment Date, as reported on the New York Stock Exchange Consolidated Tape.

Statements

      After each transaction is made, a detailed statement will be mailed to you indicating, among other things, the dollar amount, the number of shares acquired or withdrawn and the cost per share.

Stock Certificates

      All shares purchased on your behalf through the Plan will be held by the Custodian in book-entry form. You can, however, at any time and without charge, obtain a certificate for all or part of the full shares credited to your Plan account by making a request in writing to the Company.

      Stock certificates and/or checks will be forwarded only to you or your legal representative.

Custodian Service Option

      The Plan's Custodian Service allows you to deposit all Common Stock certificates held by you with the Custodian for safekeeping. The advantages of participating in this service are:

      o The risk associated with the loss of your stock certificates is eliminated. If your certificates are lost or stolen, you cannot sell or transfer them without first obtaining replacement certificates. This process could take several weeks and will result in cost and paperwork, both for you and for the Company.

      o Certificates deposited with the Custodian are treated in the same manner as shares purchased through the Plan, and may be conveniently and efficiently sold or transferred through the Plan.

      To participate in the Custodian Service Option, you must complete and return an enrollment form along with all Common Stock certificates held by you. You can obtain an enrollment form from the Company by calling or writing the Company's Investor Relations and Shareholder Services Department at the address shown under "Plan Administration". No partial deposits of Common Stock certificates with the Custodian are permitted. If you have lost any of your certificates, they must be replaced before you can participate in the Custodian Service Option.

Gifting Plan Shares to Others

      You can gift Texaco Common Stock to other persons in three ways:

      (1) By making an initial investment to establish an account in the recipient's name. Simply complete and submit to the Company an enrollment form in the recipient's name together with the required initial investment specified in the enrollment form;

      (2)  By submitting an optional  cash payment in an amount of not less than
           $50  nor  more  than  $120,000,  on   behalf  of   an  existing  Plan
           participant; or

      (3) By transferring shares from your account to another person.

      All accounts opened will be automatically enrolled in dividend reinvestment, and, in all cases where gifting is indicated, an attractive gift certificate will be sent to you, free of charge, for presentation by you to the recipient.

Sale of Shares

      You can sell all or part of your book-entry shares held by the Custodian by furnishing the Company with written instructions, either by letter or by telefax, signed by all registered holders. Neither e-mail, nor telephone instruction will be accepted. The Company cannot, however, sell for you any certificated shares that you may be holding unless they are first deposited with the Custodian pursuant to the Custodian Service Option.

      Sales for Plan participants are made by the Plan Custodian as soon as practicable and in no event later than 30 days after receipt by the Company of written instructions. Sales are generally made once a week on the open market at prevailing market prices.

      When you sell your shares, the price per share that you will receive is the average price of all shares sold by the Custodian on that day, less your proportionate share of the brokerage commission of approximately $.04 per share, transfer taxes, if any, and withholding tax, if any.

Transfer of Shares Held in the Plan

      You may change the ownership of all or part of your Plan shares through a gift, a private sale or otherwise by mailing to the Company a properly executed Stock Assignment Form (which you can obtain from the Company or a financial institution), a signature guarantee, and a letter of instruction.

      When you transfer shares to another person, unless instructed otherwise, the Custodian will retain the shares, and enroll the transferee in automatic dividend reinvestment. The new participant will receive a statement showing the number of shares thus transferred and credited to his or her Plan account.

Changing Your Plan Options

      You can change the elections you have made under the Plan at any time by providing written notice to the Company. The Company will accept notice only from you or a person duly authorized in writing to act on your behalf.

      Your enrollment in the Plan will be automatically terminated if you no longer hold any shares of record or your Plan shares total less than one full share of Common Stock. Upon automatic termination, you will receive a check for the proceeds from the sale of the fractional share, less brokerage commission, transfer taxes, if any, and withholding tax, if any. With respect to the sale of fractional shares, the Company will pay cash to you in an amount determined in the same manner as provided with respect to the sale of full shares.

Tax Consequences of Participation in the Plan

      The amount of cash dividends paid by the Company is considered taxable income, even though reinvested under the Plan. The information return sent to you and the IRS at year-end will show as dividend income the full amount of dividends reinvested under the Plan, as well as cash dividends paid directly to you, if any. For U.S. Federal income tax purposes, the cost basis of shares of Common Stock acquired through the Plan on any given Investment Date will be determined by dividing the total of the dividends reinvested net of taxes withheld, if any, and your optional cash payments, if any, by the number of shares of Common Stock, including fractional shares, if any, acquired on your behalf by the Custodian on that Investment Date.

      In the case of shareholders whose dividends are subject to U.S. Federal income tax withholding, or backup withholding, the Custodian will reinvest dividends less the amount of tax required to be withheld.

      The sale of shares through the Plan will be reported to the IRS and you on Form l099-B.

      You should consult with your tax advisor for advice applicable to your particular situation.

Stock Splits, Stock Dividends and Rights Offerings

      Any dividends in the form of shares of stock and any shares resulting from a stock split on shares held of record by the Custodian will be added proportionately to your account in book entry form. In the event that Texaco makes available to its holders of Common Stock rights to subscribe to additional shares, debentures or other securities, the Custodian will sell the rights received on shares held of record by it as custodian and will invest the proceeds from the sale in additional shares of Common Stock which will be credited proportionately to your account. However, if you wish to be in a position to exercise such rights you may withdraw shares credited to your account as provided above.

Voting Rights

      A proxy card will be mailed to you representing the shares of Common Stock held in your Plan account combined with any other shares of Common Stock that you may own of record. Shares credited to your account under the Plan on the record date for a vote of shareholders will be voted in accordance with your instructions. Plan shares for which voting instructions are not received will be voted by the persons named in the proxy card as your proxy in the same manner as a majority of the Plan shares are voted by Plan participants on the matter.

Limitations on Liability

      Neither Texaco nor the Custodian shall be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that you might have under the Securities Act of 1933 or other applicable federal securities laws), or (b) for any fluctuation in the market value before or after purchase or sale of shares, or (c) for continuation of your account until receipt by Texaco of written notice of termination or written evidence of your death.

Changes to the Plan

      Texaco reserves the right to amend, modify, suspend or terminate the Plan, or any provision thereof, but such action shall have no retroactive effect that would prejudice the interest of participants.

Governing Law

      The terms and conditions of the Plan and its operation are governed by the laws of the State of New York.


                                   TEXACO INC.

           Texaco Inc. was incorporated in Delaware on August 26, 1926 as The Texas Corporation. Its name was changed in 1941 to The Texas Company and in 1959 to Texaco Inc. It is the successor of a corporation incorporated in Texas in 1902. Its principal executive offices are located at 2000 Westchester Avenue, White Plains, New York 10650; telephone number (914) 253-4000.

      Texaco, together with affiliates owned 50% or less, represent a vertically integrated enterprise principally engaged in the worldwide exploration for and production, transportation, refining and marketing of crude oil, natural gas and petroleum products.

      For a complete description of the Common Stock and of the terms, conditions and voting rights of the Company's currently authorized and issued preferred stock, reference is made to Texaco Inc.'s Restated Certificate of Incorporation, which is appended as Exhibit 3(a) to Texaco Inc.'s Registration Statement (No. 333-36679) on Form S-4 dated and filed on September 29, 1997.


                                 USE OF PROCEEDS

           At present, it is expected that purchases of Common Stock under the Plan will be made by the Custodian in the open market and that the Company will not receive any proceeds therefrom. If purchases of Common Stock are made directly from the Company, the Company intends to use the net proceeds for working capital, for retirement of debt and for other general corporate purposes.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The SEC rules allow Texaco to "incorporate by reference" information into this Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in (or incorporated by reference in) this Prospectus. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Texaco and its finances.


Texaco SEC Filings (File No. 1-27)             Period
----------------------------------             ------

Annual Report on Form 10-K                     Year ended December 31, 1996.

Quarterly Reports on Form 10-Q                 Quarters   ended   September  30,
                                               1997,  June  30, 1997  and  March
                                               31, 1997.

Current Reports on Form 8-K                    Filed  November  6, 1997; October
                                               21, 1997;  August 19,  1997; July
                                               25,  1997;  July  22, 1997;  July
                                               17,  1997;  June 19, 1997;  April
                                               22,   1997;    March   19,  1997;
                                               January  29,  1997;  January  23,
                                               1997 and January 7, 1997.

Proxy Statement on Schedule 14A for 1997       Dated March 27, 1997.
Annual Meeting

      Texaco is also incorporating by reference additional documents that it may file with the SEC between the date of this Prospectus and the termination of the offering described in this Prospectus. These documents may contain information that supersedes previously filed information.
      You can obtain copies of any of the documents described above through Texaco or the SEC. Documents incorporated by reference are available from Texaco without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Prospectus. You may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Texaco at the following address:

      TEXACO INC.
      2000 Westchester Avenue
      White Plains, New York 10650
      Tel: (914) 253-4000
      Attention: Secretary

                                  LEGAL OPINION

      Matters with respect to the legality of the Common Stock of Texaco Inc. being offered hereby have been passed upon by Michael H. Rudy, Senior Attorney of the Company. Mr. Rudy owns shares of Common Stock.


                                     EXPERTS

      The audited consolidated financial statements and schedules included or incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 1996 filed on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the provisions of Section 145 of the Delaware Corporation Law and Article V of the By-Laws of the Company, directors and officers of the Company are indemnified by the Company under certain circumstances for certain liabilities and expenses.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act, and will be governed by the final adjudication of such issue.

      The Company would recover indemnification payments under the provisions of its various Directors and Officers Liability and Company Reimbursement insurance policies, subject to deductibles and other specified exclusions set forth in the policies. Further, directors or officers of the Company may recover directly under the policies in certain instances where the Company itself does not provide indemnification.

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      No  person  is  authorized  to  give  any   information  or  to  make  any
representations other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof.

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

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION..................  2
ADVANTAGES AND FEATURES OF THE
     INVESTOR SERVICES PLAN..........................  3
TERMS AND CONDITIONS.................................  4
     Plan Administration ............................  4
     Plan Enrollment ................................  4
     Optional Cash Payments .........................  5
     Preauthorized Debit.............................  5
     Refunds  .......................................  6
     Dividend Reinvestment Options...................  6
     Direct Deposit..................................  6
     Purchase of Shares .............................  7
     Statements......................................  7
     Stock Certificates .............................  8
     Custodian Service Option .......................  8
     Gifting Plan Shares to Others ..................  9
     Sale of Shares .................................  9
     Transfer of Shares Held in the Plan ............ 10
     Changing Your Plan Options ..................... 10
     Tax Consequences of Participation in the Plan... 10
     Stock Splits, etc.   ........................... 11
     Voting Rights .................................. 11
     Limitations on Liability ....................... 11
     Changes to the Plan ............................ 12
     Governing Law .................................. 12
TEXACO INC........................................... 12
USE OF PROCEEDS...................................... 12
DOCUMENTS INCORPORATED
     BY REFERENCE.................................... 13
LEGAL OPINION........................................ 14
EXPERTS.............................................. 14
INDEMNIFICATION OF DIRECTORS
     AND OFFICERS.................................... 15

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                                   TEXACO INC.


                             Investor Services Plan




                                     [logo]





                                   PROSPECTUS





                             ---------------------
                                January 22, 1998
                             ---------------------








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